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                      March 28, 2024

       Srinath Narayanan
       Chief Executive Officer
       Project Energy Reimagined Acquisition Corp.
       1285 Camino Real, Suite 200
       Menlo Park , California 94025

                                                        Re: Project Energy
Reimagined Acquisition Corp.
                                                            Annual Report on
Form 10-K for the fiscal-year ended December 31, 2022
                                                            File No. 001-40972

       Dear Srinath Narayanan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing
       cc:                                              Brian N. Wheaton